UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       May 29, 2008

IVANHOE ENERGY INC.
(Exact name of registrant as specified in its charter)
Yukon, Canada
(State or other jurisdiction of incorporation)
000-30586	98-0372413
(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 654 – 999 Canada Place Vancouver, BC, Canada	V6C 3 E1
(Address of principal executive offices)	(Zip Code)

(604) 688-8323
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 29, 2008, Ivanhoe Energy Inc. (“Ivanhoe”) entered into a preliminary agreement (the “Agreement”) with Talisman Energy Canada (“Talisman”), an affiliate of Talisman Energy Inc., to acquire all of Talisman’s interests in Leases 10, 50 and 6 located in the Athabasca oil sands region in the Province of Alberta, Canada (the “Acquisition”). Specifically, Ivanhoe has agreed to acquire:

a)	A 100% working interest in Lease 10, a 6,880-acre oil sands lease located approximately 10 miles (16 km) northeast of Fort McMurray.
b)	A 75% working interest in Lease 50, a 21,760 gross acre oil sands lease located approximately 12 miles (19 km) southeast of Fort McMurray.
c)	A 100% working interest in Lease 6, a 680-acre block one mile (1.6 km) south of Lease 10.

The transaction, expected to close within 45 days, is subject to certain conditions, including completion of definitive transaction documentation and regulatory approval, including approval of the Toronto Stock Exchange.

Talisman will retain back in rights of up to 20% in all of the acquired leases for a period of three years. During this period, Talisman will also have the right of first offer to acquire any participation interests in heavy oil projects in Alberta that Ivanhoe wishes to sell, excluding the acquired leases, on mutually agreeable terms. In addition, in order to allow Talisman to effectively monitor the commercial effectiveness of Ivanhoe’s HTL technology, Ivanhoe and Talisman will sign an HTL Data Monitoring Agreement.

The total purchase price of the Acquisition is Cdn.$105 million, which is allocated as follows:

1.	Cdn.$30 million cash, due upon closing.
2.	A Cdn.$20 million note, with interest at prime plus 2%, to be repaid on or before December 31, 2008.
3.

A Cdn.$40 million, three-year convertible note, with interest at prime plus 2% with principal convertible at Cdn.$3.13, which represents a 25% premium to Ivanhoe’s share price based on the volume-adjusted, weighted average closing price for the 10 business days prior to the signing of the preliminary agreement. If the note were fully converted, 12,779,552 common shares of Ivanhoe would be issued to Talisman, representing approximately 4.95% of the issued and outstanding shares of Ivanhoe as of May 29, 2008 after giving effect to the conversion.

4.	Cdn.$15 million cash on Ivanhoe receiving requisite government and other approvals to develop the northern border of Lease 10, which is subject to a Mineral Surface Lease held by Suncor Energy Inc.

Ivanhoe's obligations under the notes and the contingent payment will be secured. Acquisition of Lease 50 is subject to the remaining working interest holder not exercising its right of first refusal in respect of Lease 50, in which case the purchase price would be adjusted accordingly.

Ivanhoe intends to finance the Cdn.$30 million initial payment as well as future payments with funds from a combination of strategic investors and/or traditional debt and equity markets, either at the Ivanhoe level or project levels.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:	June 4, 2008
IVANHOE ENERGY INC.
By:	/s/ Beverly A. Bartlett
Name: Beverly A. Bartlett Title: Vice President & Corporate Secretary